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Exhibit 10.3 -- Letter of Intent for the Purchase of Betelgeuse Productions, LLC



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                                                                    Exhibit 10.3



                        SELECT MEDIA COMMUNICATIONS, INC.
                                666 Third Avenue
                               New York, NY 10017
                                 (212) 584-1900
                              (212) 584-1990 (Fax)


                               September 11, 2000


John Servidio
Sam Domenico
Betelgeuse Productions
44 E. 32nd Street, Penthouse
New York, NY 10016

         Re:   PROPOSED ACQUISITION OF BETELGEUSE BY SELECT
               MEDIA COMMUNICATIONS, INC.

Dear John and Sam:

         This letter will confirm the agreement of Select Media Communications, Inc. ("Select Media") to acquire substantially all of the assets and liabilities of Betelgeuse Productions, LLC., a Delaware Limited Liability Company (the "Company"). This supercedes all prior agreements or understandings, including without limitation that certain letter of intent dated February, 2000 and that certain Deal Memorandum dated July 26, 2000. The agreement is made pursuant to the following terms (the "Transaction"):

1.       Transaction

         The principal terms of the Transaction are as follows:

         a. Pursuant to the prior letter of intent, Select Media has paid the Company $25,000. This amount shall be non-refundable, but shall be credited against the payment referred to in paragraph 1.f. below.

         b. Select Media shall acquire at Closing substantially all of the assets and liabilities of the Company, including without limitation, the Company goodwill and the name Betelgeuse.

         c. The Asset Purchase and Sale Agreement reflecting the terms and conditions of the tranaction as set forth in this letter ("Final Agreement") shall be signed within 15 days of the date of this letter of intent. The parties have already circulated and commented upon several drafts of the Final Agreement.




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         d.       Upon the signing of the Final Agreement, Select Media shall pay the Company an aggregate of $200,000 in cash, which shall be credited against the payment referred to in paragraph 1.f. below. Commencing 30 days following the signing of the Final Agreement, Select Media shall pay the Company an additional $100,000, for 3 subsequent months for a total of $500,000, which also shall be credited against the payment referred to in paragraph 1.f. below. In the event Select Media is unable to compete the transaction in accordance wit this paragraph 1.d. or with paragraph 1.e. below because it does not have the funds available, the monies paid by Select Media shall be retained by the Company.

         e. Closing of the Transaction shall take place on or before six months from the completion by Select Media of its review of the financial condition of the Company ("Due Diligence"). Select Media shall complete its Due Diligence within 45 days of the Company's providing to Select Media all of its financial records for the years ended June 30, 1999 and 2000, including without imitation, a list of assets and liabilities, trial balances and balance sheets and income statements. For purposes of this letter of intent, the Company's records includes all of the records of Betelgeuse Productions, Inc. a New York Corporation.

         f. In exchange for the transfer of all the assets and liabilities as described in the Final Agreement of the Company and at Closing, Select Media shall pay the Company $10 million in cash,, $1 million of which will be placed in escrow with Spector Gadon & Rosen, P.C. To be delivered to the Company on the first anniversary of the Closing Date.

         g. Select Media's payment obligations as set forth in subparagraph 1.f. above shall be adjusted at Closing as follows:

                  (1) If the Company's Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") for its fiscal year ended June 30, 2000 is less than $1.2 million (without taking into account any reserve for the DeFilippe claim), Select Media shall have the option of terminating the transaction without penalty and obtaining a return of all of the amounts advanced by the Company (other than the $25,000 paid pursuant to paragraph 1.a. which is non-refundable) and the Company shall pay Select Media $100,000 to reimburse it for the expenses incurred in connection with the transaction.

                  (2) The $9 million payable at Closing payment shall be reduced on a dollar for dollar basis to the extent that the Company's receivables do not exceed the total of the Company's payables including without a limitation, the outstanding amount due on the Company's credit lines, by $100,000 or


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                           more. Any adjustment shall be made based on
                           information as of the fiscal year ended June 30, 2000.

         h. On or before the Closing Date, John Servidio will execute and deliver an Employment Agreement substantially in the form attached hereto except for the deletion of 4.6 relating to payment of a signing bonus and except that agreement will provide for a five year incentive option for the purchase of $1,000,000 shares of Select Media common stock at an exercise price of $1.00 per share, which option will vest 33 1/3% on each of the first, second and third anniversary of the signing of the Final Agreement. None of these shares may be sold prior to the second anniversary of the Closing Date.

         i. On or before the Closing Date, Sam Domenico will execute an deliver a Consulting and Non-Compete Agreement substantially in the form attached hereto except that such agreement shall be for a 3 year period and other matters discussed by the parties and except that agreement will provide for a five year incentive option for the purchase of 1,000,000 shares of Selection Media common stock at an exercise price of $1.00 per share, which option will vest 33 1/3% of each of the first, second and third anniversary of the signing of the Final Agreement. None of these shares may be sold prior to the second anniversary of the Closing Date.

         j. John Servidio will get a seat on the Board of Directors of Selection Media. Sam Domenico shall get a seat on the Board of Directors so long as any of his personal guaranties for the Company's credit lines or equipment leases remain outstanding. By the Closing Date, the Board of Directors is expected to consist of 12-15 members.

         k. Select Media shall have the personal guaranties of Servidio and Domenico for the Atlantic Bank line of credit removed within one year from the date of Closing. In conjunction with this, Select Media at Closing will have a positive net working capital of not less than $1,400,000 represented in part by cash and marketable securities in at least that amount. Commencing 30 days after the Closing and on the first day of each month thereafter, Select Media will pay or cause to be paid $120,000 per month to pay down the amounts due under the Atlantic Bank line of credit., which funds will be provided available from cash flow and/or the $1.4 million in working capital if cash flow is insufficient. Any amounts advanced under the Atlantic Bank line of credit shall be used only for the normal operations of the Betelgeuse Division and for no other purpose.

         l. On or before Closing, Select Media will have paid all outstanding taxes and legal fees scheduled to be paid pursuant to prior bankruptcy proceedings as set forth in Selection Media's Annual Report on Form 10-K SB for the period ended December 31, 1999.



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2.       Access to Information and Due Diligence

         In addition to the information the Company is required to supply Select Media pursuant to paragraph 1.e. above, and upon reasonable notice to Company, Company shall (i) give us and our authorized representatives reasonable access during normal business hours to its offices, plants and other facilities and to the books and records of it and any of its subsidiaries, (ii) permit us to make such reasonable inspections during normal business hours as we may reasonably request, and (iii) cause its officers or agents to furnish us with such financial and operating data and other information with respect to the business and properties of Company and its subsidiaries as we may from time to time reasonably request.

3.       Confidentiality of Discussions

         The parties will make every effort to keep confidential the fact that we are discussing the Transaction until the Final Agreement has been signed. Neither party will disclose information about the proposed Transaction or our discussions, except that the parties may disclose the information to their respective directors, officers, employees, counsel and advisors on a need-to-know basis for the purpose of completing the Transaction, each of whom will be instructed to maintain confidentiality. Prior to the execution of the Final Agreement relating to the Transactions, neither party will make a public announcement of the Transaction unless it has been advised by its counsel that such announcement is legally required and a copy of the proposed announcement has been supplied to the other party at least 24 hours prior to the announcement.

4.       Payment of Fees and Reimbursement of Expenses

         Each party will bear its own fees and expenses in the Transaction, except to the extent set forth in paragraph 1.g.(1) above.

5.       No Shopping or Solicitation

         Neither Company nor any of its officers, directors, agents, shareholders, affiliates, or persons acting on behalf of the Company or any such person will, directly or indirectly, (i) solicit, engage in discussions or negotiate with any person (whether such discussion or negotiations are initiated by Company, any of the foregoing persons, or otherwise) or take any other action intended or designed to facilitate the efforts of any person other than you or your representatives relating to any possible alternative agreement to the Transaction (with any such efforts by any such person to be referred to as "Alternative Transaction"), (ii) provide information to any person with respect to Company relating to a possible Alternative Transaction, or (iii) make or authorize any statement recommendation, or solicitation in support of or approving any Alternative Transaction. This provision shall expire upon the mutual termination of this letter of intent or in the event that closing does not occur as contemplated under Section 1.e. hereof.



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6.       Binding Agreements

         This letter sets forth the terms of our agreement subject only to the execution of the Final Agreement, which the parties will act in good faith to finalize.

7.       Miscellaneous

         If this letter correctly sets forth the terms of our agreement in principle regarding the Transaction, please do so acknowledge by countersigning and returning a copy of the letter, whereupon each of us shall be bound by the terms and conditions of this letter. This letter may be signed in counterparts, all of which together shall constitute the original.

                              Sincerely yours,
                              SELECT MEDIA COMMUNICATIONS, INC.

                              By: /s/ MITCH GUTKOWSKI
                                 -------------------------------------

                              Name:   Mitch Gutkowski
                                   -----------------------------------

                              Title:  Chairman
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The foregoing letter of intent reflects our Understanding concerning the
Transaction referred to therein and by our execution and delivery of the acknowledgment below, the undersigned agrees to be bound by the terms an conditions set forth in such letter.

                              BETELGEUSE PRODUCTIONS, LLC


                              By:  /s/ JOHN SERVIDIO
                                 -------------------------------------

                              Name:    John Servidio
                                   -----------------------------------

                              Title:   Managing Member
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